Exhibit 10.6

January 24, 2014

Mr. Howard S. Frank

Carnival Corporation

3655 NW 87th Avenue

Miami, FL 33178

RE:	Consulting Arrangement

Dear Howard:

This letter will confirm the agreement between Carnival Corporation and Carnival plc (collectively “Carnival”) and you whereby the parties agree to enter into a consulting arrangement. Specifically, you agree to serve in an advisory capacity to the Chairman of the Board (“Chairman”) and the President and Chief Executive Officer (“CEO”). In your advisory capacity, you agree to make yourself reasonably available for consultation, meetings, and travel as well as other company-related responsibilities such as serving as the Chairman of the Board of Cruise Line International Association (“CLIA”) or other Board memberships or duties as requested by the Chairman and CEO.

In consideration for your service, Carnival shall pay you $575,000.00 annually and such payment shall be compensation for all services under this Agreement as described above. Payment shall be made on a monthly basis. Any travel expenses shall be reimbursed consistent with the travel policy for executives of Carnival. Carnival shall provide you with office support including secretarial support and office space upon request.

As a consultant, you will no longer be an employee of Carnival and except as otherwise set forth herein, will not receive any benefits from the company other than those previously agreed to and set forth in the Separation Agreement entered into with Carnival which is dated January 27, 2014, (“Separation Agreement”). You shall not be covered by the company’s worker’s compensation and you will be responsible for payment of any taxes.

However, during the term of this Agreement, you may retain the performance-based restricted stock unit grants made on January 19, 2011; April 11, 2012 and July 16, 2013 (the “PBS Grants”) according to their terms and conditions. Upon expiration or termination of this Agreement, any unreleased PBS Grants shall immediately expire.

This agreement shall be for a one year period, commencing on December 1, 2013 and terminating on November 30, 2014. This Agreement will automatically renew for an additional one year period, unless and until either party provides the other with 60 days notice of its intent not to renew. Carnival may however, terminate this Agreement with five days written notice in the event you violate any of the terms of this Agreement or the Separation Agreement. In the event of early termination, all unpaid fees hereunder shall immediately cease and shall no longer be owed.

Please indicate your acceptance of these terms by signing where indicated below.

Sincerely,

CARNIVAL CORPORATION

/s/ Jerry Montgomery
Jerry Montgomery
Senior Vice President
Global Human Resources

ACCEPTED AND AGREED TO:

/s/ Howard S. Frank	1/27/14
Howard S. Frank	Dated